Editas Medicine Announces Third Quarter 2026 Results and Business Updates

Company received HREC approval to initiate Phase 1/2 Strive™ study of EDIT-401 in patients with hyperlipidemia in Australia

New preclinical data presented at AHA Scientific Sessions demonstrating ≥90 percent LDL-C reduction maintained over 10 months supports EDIT-401's potential best-in-class profile

Second IND/CTA accepted for CD70 HD Allo CAR T program as part of collaboration with Bristol Myers Squibb, triggering milestone payment to Editas

Cash runway into second half of 2028, through and beyond key clinical readouts from Strive study

CAMBRIDGE, Mass., November 9, 2026 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, today reported financial results for the third quarter 2026 and provided business updates.

“We are incredibly excited by the progress we made in the third quarter as we advanced EDIT-401, our potentially best-in-class in vivo gene editing medicine for hyperlipidemia, towards the clinic,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer of Editas Medicine. “The recent regulatory and ethics approval to initiate the Strive study in Australia and new preclinical durability data presented at AHA represent important milestones for EDIT-401, and, more importantly, for patients living with hyperlipidemia. Backed by this momentum and our strong cash position, we look forward to executing on the Strive study and generating additional data in 2027.”

EDIT-401
•Editas received Human Research Ethics Committee (HREC) approval and completed the Clinical Trial Notification (CTN) process with Australia’s Therapeutic Goods Administration (TGA) to initiate the Phase 1/2 Strive study of EDIT-401 in patients with Heterozygous Familial Hypercholesterolemia (HeFH) in Australia.
◦The Company remains on track to begin patient dosing this year and report initial safety and tolerability data in the first quarter of 2027.
◦The Company expects to complete enrollment in Part 1 of the Strive study, with topline safety and efficacy results from Part 1 available in the second half of 2027.
•Editas shared new EDIT-401 preclinical data in an oral presentation at the American Heart Association (AHA) Scientific Sessions 2026 in November demonstrating durable LDL-C lowering with EDIT-401 and further supporting its potential as a transformative, one-time treatment for people living with hyperlipidemia. Key data presented included:
◦LDL-C reduction of ≥90 percent with EDIT-401 was maintained over 10 months in an ongoing study in non-human primates (NHPs).
◦EDIT-401 achieved ~90 percent mean Lp(a) and ApoB reductions, which was maintained over three months in an ongoing study in NHPs.
◦Consistent safety profile with targeted delivery to the liver, transient elevations in LFTs, no histopathologic findings, and no evidence of genotoxicity in relevant primary human cells.

Corporate & Business Development Updates
•In October, Editas presented two posters at the 33rd Annual European Society of Gene and Cell Therapy (ESGCT) Congress with preclinical data demonstrating robust in vivo delivery of mRNA to targeted T-cells with the Company’s novel, scalable platform for targeted lipid nanoparticle (tLNP) extrahepatic delivery, as well as data highlighting how platform-driven LNP process development can accelerate development timelines, mitigate scale-up risk, and effectively bridge discovery-stage innovation with the clinic, enabling the next generation of in vivo genetic medicines.

•In September, Editas announced the appointment of Dan Ory, M.D., as Chief Medical Officer. With more than 25 years of experience spanning biotechnology leadership, cardiovascular medicine, and the development of genetic medicines, Dr. Ory will oversee the Company's clinical development strategy and operations as Editas advances EDIT-401 into the clinic, while supporting the progression of the company's broader pipeline.

•As part of the Company’s collaboration agreement with Bristol Myers Squibb, a second IND/CTA was accepted for an alpha-beta T cell medicine, triggering a milestone payment to Editas. BMS will advance this second collaboration product, BMS-986527, a CD70 healthy-donor allogeneic CAR-T therapy, in a Phase 1 clinical study evaluating its safety and tolerability in participants with clear cell renal cell carcinoma, the most common form of kidney cancer. Editas developed the Cas12a gene editing technology used to engineer the CAR-T cells.
Upcoming Events
Editas Medicine plans to participate in the following investor event:
•9th Annual Evercore Healthcare Conference
Format: Fireside Chat
Date: November 30, 2026
Time: 3:25 p.m. ET
Location: Coral Gables, FL
To access a live webcast of the Fireside Chat, please visit the “Investors” section of the Company’s website at www.editasmedicine.com. An archived replay will be available for approximately 30 days following the event.

Third Quarter 2026 Financial Results

•Cash, cash equivalents, and marketable securities as of September 30, 2026, were $190.2 million compared to $146.6 million as of December 31, 2025. The Company expects that its existing cash, cash equivalents, and marketable securities will enable the Company to fund its operating expenses and capital expenditure requirements into the second half of 2028.
•For the three months ended September 30, 2026, net loss attributable to common stockholders was $23.4 million, or $0.15 per share, compared to net loss of $25.1 million, or $0.28 per share, for the same period in 2025.
•Collaboration and other research and development revenues increased to $10.4 million for the three months ended September 30, 2026, compared to $7.5 million for the same period in 2025. The increase was primarily attributable to revenue recognized in connection with clinical development milestones achieved by a strategic partner.

•Research and development expenses increased by $1.4 million to $21.2 million for the three months ended September 30, 2026, compared to $19.8 million for the same period in 2025. The increase was primarily related to higher sublicense and license fees as well as increased costs associated with the continued development of EDIT-401. These increases were partially offset by lower employee-related costs and external research and development costs.

•General and administrative expenses increased by $1.2 million to $13.5 million for the three months ended September 30, 2026, compared to $12.3 million for the same period in 2025. The increase was primarily attributable to higher intellectual property and patent-related fees due to increased legal activity related to intellectual property defense.
About EDIT-401
EDIT-401 is an experimental, potentially best-in-class in vivo gene editing medicine, based on Editas’ differentiated upregulation approach. EDIT-401 is designed to treat hyperlipidemia by directly editing the LDLR gene to increase LDLR protein expression and reduce LDL-C levels. This targeted approach has demonstrated a favorable preclinical profile in both efficacy data and tolerability and supports the potential of EDIT-401 to deliver meaningful clinical outcomes for patients underserved by current lipid-lowering therapies.

About Heterozygous Familial Hypercholesterolemia (HeFH)
Heterozygous Familial Hypercholesterolemia (HeFH) is an inherited genetic disorder that leads to significantly elevated LDL‑cholesterol levels from an early age. Individuals with HeFH are at high risk of heart disease, heart attack, or stroke if the condition is not identified and treated early. An estimated 1.2 million people in the United States are living with HeFH, though many remain undiagnosed. Elevated LDL-C, also known as hyperlipidemia, is a highly prevalent disease affecting over 70 million patients in the United States alone. Substantial unmet need exists across multiple at-risk segments of patients with hyperlipidemia, including the HeFH population.

About Editas Medicine
As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and planned clinical trials, including the Company’s expectation to begin patient dosing in 2026 and complete enrollment in Part 1 of the Strive study, with topline safety and efficacy results from Part 1 available in the second half of 2027; the timing for the Company’s receipt and presentation of data from its preclinical and planned clinical studies, including reporting initial safety and tolerability data in the first quarter of 2027; the potential of, and expectations for, EDIT-401; the timing or likelihood of regulatory submissions and approvals; and the Company’s expectations regarding its cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation, timing, progress, and results of preclinical studies and clinical trials; uncertainty regarding availability and timing of results from preclinical studies and clinical trials; uncertainties relating to planned regulatory submissions to initiate clinical trials, including that results of preclinical studies will warrant such submissions or that regulatory agencies may require additional preclinical studies, that regulatory submissions shall occur on the expected timelines and that regulatory authorities will provide clearance for trials to be initiated on the expected timelines or at all; and uncertainties as to whether the Company’s cash resources are sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements for the period anticipated. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Condensed Consolidated Statements of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Collaboration and other research and development revenues	$10,365	$7,543	$25,086	$15,779
Operating expenses:
Research and development	21,170	19,775	58,950	62,549
General and administrative	13,477	12,316	35,314	38,550
Restructuring and impairment charges	—	—	(1,339)	66,935
Total operating expenses	34,647	32,091	92,925	168,034
Operating loss	(24,282)	(24,548)	(67,839)	(152,255)
Other income (expense), net:
Interest expense related to sale of future revenues	(1,082)	(2,399)	(3,215)	(6,635)
Interest income, net	1,972	1,831	4,546	6,634
Other expense, net	(1)	(1)	(97)	(2,184)
Total other income (expense), net	889	(569)	1,234	(2,185)
Net loss	$(23,393)	$(25,117)	$(66,605)	$(154,440)
Net loss per share, basic and diluted	$(0.15)	$(0.28)	$(0.54)	$(1.80)
Weighted-average common shares outstanding, basic and diluted	153,604,267	90,090,397	123,796,862	85,878,325

EDITAS MEDICINE, INC.
Selected Condensed Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2026	2025
Cash and cash equivalents	$93,169	$146,645
Marketable securities	97,029	—
Working capital	130,391	117,649
Total assets	219,412	186,534
Deferred revenue, current	32,315	—
Deferred revenue, net of current portion	4,000	44,509
Total stockholders’ equity	84,520	27,288
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Investor and Media Contacts:
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